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                                                                    EXHIBIT 10.4

                             "EMPLOYMENT AGREEMENT"



     This Employment Agreement (the "Agreement") is made as of the first day of May, 1999, by and between Fluent, Inc., a New Hampshire Corporation with its headquarters in Lebanon, New Hampshire (the "Company"), and Bharatan R. Patel of Hanover, New Hampshire (the "Executive").

                                   BACKGROUND

     The Company desires to engage Executive as the President and Chief Operating Officer ("COO") of the Company to provide business and industry expertise in a variety of areas, and to lead and provide strategic direction to the Company, its subsidiaries and affiliates to build a strong and profitable company in the computational fluid dynamics software and related areas, with the flexibility to expand into additional markets.

     Accordingly, the Company and Executive wish to set forth the terms of their agreement as follows:

1. EMPLOYMENT. The company offers and the Executive accepts full time employment as President and COO of the Company, and Chief Executive Officer of Fluent Europe, Inc. The Executive shall report to the Board of Directors of the Company, and shall have all powers and duties as would normally be associated with the position of President and COO, with the purpose of carrying out the mission of the Company as set forth in the Background paragraph above. The Executive shall also perform such other duties as may reasonably be requested from time to time by the Board of Directors of the Company. The Executive shall work at the Company's headquarters in Concord, New Hampshire, or at such other place or places as the company may reasonably request.

2. TERM. The initial term of employment under the Agreement shall continue until midnight on May 1, 2001 (the "Term"), subject to prior termination in accordance with the terms hereof. Thereafter, the Agreement shall automatically renew for successive two year terms unless either party shall give the other one hundred eighty (180) days written notice prior to the end of any applicable term of its intent not to renew the Agreement.

3.   COMPENSATION

     3.1. BASE SALARY. During the term hereof, the Executive will receive a base salary of $250,000.00 per year, payable in accordance with the Company's payroll procedures for its executives.

     3.2. ANNUAL INCENTIVE. The Executive shall have the opportunity to earn an individual annual incentive bonus of not less than $125,000.00 as set by the Board of Directors.

     3.3. BENEFITS. The Executive shall receive medical and other benefits as provided to other senior executives from time to time. The Executive shall be entitled to five (5) weeks of vacation per year.


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     3.4. EXPENSES AND FACILITIES. The Company shall reimburse the Executive for reasonable out-of-pocket expenses incurred in fulfilling his duties. The Company shall provide the Executive with suitable office facilities, equipment, supplies, and staff.

     3.5. OUTSIDE DIRECTORSHIPS. The Company shall provide Executive with sufficient time to serve as a director of other companies so long as such directorships do not unreasonably interfere with Executive's duties with the Company.

4.   NOT USED

5.   TERMINATION

     5.1. FOR CAUSE. The Company may terminate the Executive's employment at any time "for cause" with immediate effect upon delivering written notice to the Executive. For purposes of this Agreement, "for cause" shall include: (a) embezzlement, fraud, or other acts of dishonesty; (b) material breach by Executive of any of his obligations under this Agreement; (c) conviction or entrance of a plea of guilty or nolo contendre to a felony or other crime involving oral turpitude, fraud, or misrepresentation; or (d) conduct involving moral turpitude. Upon termination for cause, the Company's sole and exclusive obligation will be to pay the Executive his compensation earned through the date of termination, and the Executive shall not be entitled to any compensation after the date of termination, other than payments for noncompetition as set forth in subparagraph 6.1.3 herein.

     5.2. UPON DEATH OR DISABILITY. In the event of Executive's death or total disability during the term of this Agreement, the Company's sole and exclusive obligation will be to pay to the Executive, if disabled, or to this estate, if deceased, the Executive's compensation and bonus earned through the date of death or disability. The Executive shall be deemed to be totally disabled if he is unable to perform his duties under this Agreement by reason of mental or physical illness or accident for a period of three consecutive months.

     5.3. WITHOUT CAUSE. Other than as set forth in Section 5.4 herein, in the event Executive is terminated without cause prior to the expiration of the Term, he shall be entitled to continued payment of his vase salary for the longer of the remainder of the Term or twelve (12) months.

     5.4. MATERIAL CHANGE. In the event there is a material change in the makeup of the Board of Directors as a result of merger, acquisition, or financing, and such change is not consented to by Executive, and Executive's employment is terminated as a result of such material change, or Executive elects to voluntarily terminate his employment as a result of such material change, then he shall be entitled to continued payment of his base salary for the longer of the remainder of the Term or twelve months. If Executive elects to voluntarily terminate, he must so elect within ninety (90) days of the material change or such right to elect shall be waived.


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6.   COVENANT NOT TO COMPETE

     6.1. COVENANT. While the Executive continues to be employed by the Company, and for a two-year period after termination of employment, for any reason, the Executive will not directly or indirectly:

          6.1.1. Enter into or attempt the "Restricted Business" as defined in Exhibit A attached hereto.

          6.1.2. Induce or attempt to persuade any former, current, or future employee or other participant in the company's business to terminate such employment or other relationship in order to enter into any relationship with the Executive, any business organization in which the Executive is a participant in, or any other business organization in competition with the Company's business.

          6.1.3. In consideration for Executive's agreement not to compete, the Company agrees to pay Executive $10,000 per month for each month of the non-competition period. The Company may waive the post-employment non-competition provision after the Term upon ninety (90) days prior notice to Executive. Such notice may be given prior to the end of the Term. The Company may cease paying the post-employment non-competition payments after the completion of the ninety day notice period.

7. CONFIDENTIALITY AND INVENTIONS. The Executive acknowledges that he will develop and be exposed to information that is or will be confidential and proprietary to the Company. The information includes, but is not limited to, customer lists, marketing plans, price data, product plans, financial information, software, trade secrets, and other intangible information. Such information shall be deemed confidential to the extent not generally known within the trade. The Executive agrees, during the term of the Agreement and thereafter, to make use of such information only in the performance of his duties under this Agreement, to maintain such information in confidence and to disclosed the information only to persons with a need to know, as determined by the Company.

     Executive agrees that any inventions, suggestions, ideas, innovations, or reports made by him as a result of the services performed hereunder shall be promptly disclosed to Company and shall be the sole property of Company. Executive will cooperate with Company in obtaining patents on any such inventions and shall execute any documents tendered by Company to convey or perfect ownership in such inventions. Executive will assist Company at Company's expense, in any manner which Company deems necessary to obtain, maintain, or sustain such patents. Should any such inventions, suggestions, ideas, or reports be the result of combined efforts with, or inventions of, any person or persons other than Executive, Executive will so inform Company at the time of submission thereof. Executive's obligations hereunder shall survive termination of the Agreement.

8. OTHER AGREEMENTS. Executive represents and warrants to Company that he is not bound by agreements with other entities, including non-competition and non-disclosure agreements.

9. SEVERABILITY. If, in any judicial proceeding, a court of competent jurisdiction shall refuse to enforce any separate covenants deemed included in this Agreement, or shall


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find that the term or geographic scope of one or more of the separate covenants is unreasonably broad, then the court shall modify the provision to the minimum extent necessary to permit enforcement, and the remainder of this Agreement shall not be affected thereby.

10. REMEDIES. The Executive acknowledges that monetary damages would be inadequate to compensate the Company for any breach by the Executive of the covenants set forth in Sections 6 and 7 above. The Executive agrees that, in addition to other remedies which may be available, the Company shall be entitled to obtain injunctive relief against the threatened breach of this Agreement or the continuation of nay breach, or both, without the necessity of proving actual damages.

11. NOTICES. Any notices permitted or required under this Agreement shall be deemed given upon the date of personal delivery or forty-eight (48) hours after deposit in the United States mail, postage fully prepaid, return receipt requested, to the address set forth in the first paragraph or at any other address as any party may, from time to time, designate by notice given in compliance with this Section.

12. MISCELLANEOUS. This Agreement shall be governed by and constructed in accordance with the laws of the state of New Hampshire, and contains the entire understanding between the parties, and supersedes any prior understandings and agreements among them, including all prior agreements between Executive of fluent, Inc. Further, this Agreement shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto, and the waiver by the Company of any breach of this Agreement by Executive shall not act as a waiver of any subsequent breach by the Executive.

13. SEPARATE COUNSEL. The parties acknowledge that the Company has been represented in this transaction by its General Counsel, that the Executive has not been represented in this transaction by the company's attorneys, and the Executive has been advised that it is important for him to seek separate legal advice and representation in this matter.



Date

AAVID THERMAL TECHNOLOGIES, INC.
A Delaware Corporation



By  s/s John W. Mitchell                     s/s   Bharatan R. Patel
  ---------------------------------          -------------------------------
        John W. Mitchell                     Bharatan Patel
        VP and General Counsel



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